EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Perficient, Inc.:
We consent to the incorporation by reference in the registration statements (No. 333-198589, No. 333-118839, No. 333-130624, No. 333-147730, No. 333-157799, No. 333-160465, and No. 333-183422) on Form S-8 of Perficient, Inc. (the "Company") of our report dated March 5, 2015, with respect to the consolidated balance sheets of the Company as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, which report appears in the December 31, 2014 annual report on Form 10-K of the Company.
Our report dated March 5, 2015, on the effectiveness of internal control over financial reporting as of December 31, 2014, contains an explanatory paragraph that states the Company acquired ForwardThink Group Inc. ("ForwardThink") in February 2014, BioPharm Systems, Inc. ("BioPharm") in April 2014, and Trifecta Technologies, Inc. and Trifecta Technologies Canada, Limited (together, "Trifecta") in May 2014, and management excluded from its assessment of the effectiveness of the Company's internal control over financial reporting as of December 31, 2014, ForwardThink's, BioPharm's, and Trifecta's internal control over financial reporting associated with 18% and 11% of the Company's total assets and total revenues, respectively, included in the consolidated financial statements of the Company as of and for the year ended December 31, 2014. Our audit of internal control over financial reporting of the Company as of December 31, 2014 also excluded an evaluation of the internal control over financial reporting of ForwardThink, BioPharm, and Trifecta.

 /s/  KPMG LLP
St. Louis, Missouri
March 5, 2015